Exhibit 12.2
TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
TO AVERAGE TOTAL ASSETS
(In Thousands, Except Ratios)


                                                      YEAR ENDED APRIL 30,
                               -------------------------------------------------------------------

                                  1999          1998          1997           1996          1995
                               ----------    ----------    ----------     ----------    ----------
  NET INCOME (LOSS)            $ (10,246)    $ (12,150)    $   8,970      $ ( 6,044)    $   3,700

                               ==========    ==========    ==========     ==========    ==========

  AVERAGE TOTAL ASSETS
  Beginning of period          $  65,311     $  86,486     $  77,396      $  88,944     $  97,100
  End of period                   54,987        65,311        86,486         77,396        88,944

  Average                      $  60,149     $  75,899     $  81,941      $  83,170     $  93,022

                               ==========    ==========    ==========     ==========    ==========


  RATIO OF NET INCOME (LOSS)       (17.0)%       (16.0)%         10.9%         (7.3)%         4.0%
  TO AVERAGE TOTAL ASSETS
